UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2011

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 16, 2011, FLIR Systems, Inc. (“FLIR”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which FLIR agreed to issue and sell to the Underwriters $250 million aggregate principal amount of its 3.750% notes due 2016 (the “Notes”). The public offering price of the Notes was 99.999% of the principal amount. FLIR expects net proceeds of approximately $248 million, after deducting underwriting discounts and estimated offering expenses, and to use the proceeds for general corporate purposes.

The offering is being made pursuant to FLIR’s registration statement on Form S-3 (Registration No. 333-176311) and a related prospectus and prospectus supplement, each filed with the Securities and Exchange Commission.

The Underwriting Agreement includes customary representations, warranties and covenants by FLIR. Under the terms of the Underwriting Agreement, FLIR has agreed to indemnify the Underwriters against certain liabilities in connection with the offering, or to contribute to payments the Underwriters may be required to make in respect of such liabilities. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1.

Certain of the Underwriters and their affiliates have engaged in and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with FLIR and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 7.01	Regulation FD Disclosure

On August 16, 2011, FLIR issued a press release announcing the pricing of the offering, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

1.1	Underwriting Agreement, dated August 16, 2011, by and among FLIR Systems, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein.

99.1	Press Release dated August 16, 2011 announcing pricing of offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on August 17, 2011.

FLIR SYSTEMS, INC.
(Registrant)

By	/s/ Anthony L. Trunzo
Anthony L. Trunzo
Sr. Vice President, Finance and Chief Financial Officer
(Duly Authorized and Principal Financial Officer)